Exhibit 99.1

Contacts:
Media	Investors
Sherry Johnson	Gary Kohn
720-332-4750	720-332-8276
sherry.l.johnson@westernunion.com	gary.kohn@westernunion.com

Western Union Reports Fourth Quarter and Full Year Results

- Fourth Quarter Revenue Up 10%, EPS of $0.28 -

- Reaffirms 2007 Revenue and Earnings Guidance -

Englewood, Colo., January 31, 2007 – The Western Union Company (NYSE: WU) today reported financial results for the fourth quarter and full year 2006 that were in line with previously announced guidance.

Highlights for the fourth quarter include:

•	Revenue of $1.2 billion, up 10%

•	Operating income of $335 million

•	Net income of $217 million

•	Earnings per share of $0.28

•	Operating income margin of 28.6%

Highlights for 2006 include:

•	Revenue of $4.5 billion, up 12%

•	Operating income of $1.3 billion

•	Cash provided by operating activities of $1.1 billion

•	Agent network totaling more than 295,000 locations at year-end

•	Increased global share of the estimated cross-border remittance market to 17.4%

“The fourth quarter was in line with our expectations and capped another strong year for Western Union,” said President and CEO Christina Gold. “We further expanded our global presence, and now have an agent network totaling approximately 300,000 locations spanning 200 countries and territories. We continued to deliver outstanding performance in our international consumer-to-consumer business, which comprises more than 60% of total revenue. In 2006, more than 85% of the nearly 150 million consumer-to-consumer transactions we handled involved an agent outside the U.S., continuing a long-standing trend toward increasing the global diversification of the Western Union business.”

Fourth Quarter Results

Revenue for the fourth quarter increased 10% to $1.2 billion. Fourth quarter revenue growth was 9% excluding Vigo, which was acquired October 21, 2005 and Servicio Electronico De Pago S.A. (SEPSA) a walk-in bill payment company based in Argentina with more than 3,300 locations, which was acquired December 6, 2006.

Consumer-to-consumer revenue was $990 million, up 11% driven by transaction growth of 16%, or 14% excluding Vigo. In the quarter, the international money transfer business continued to deliver strong results.

Transaction growth in the international business was 23%, or 21% excluding Vigo. International revenue growth remained strong at 17%. Two key markets, India and China, continued their robust growth during the fourth quarter. China posted 31% transaction growth and India nearly doubled its transactions from the fourth quarter 2005.

Transaction and revenue growth within the Mexico and domestic businesses continued to be impacted by decreased demand among Hispanic consumers, partially reflecting the immigration debate in the U.S. Mexico transactions grew 11%, or 1% excluding Vigo. Domestic transactions declined 7% impacted by the immigration debate as well as general softness in the marketplace. For both the Mexico and domestic businesses, revenue and transaction growth rates were stronger in December than the first two months of the quarter.

Western Union continued to strengthen its agent network through key renewals and new signings. Among these were: Rite-Aid in the U.S., La Banque Postale in France, Agricultural Bank of China, Weizmann Forex Limited and Paul Merchant Ltd. in India, United Bank Limited in Pakistan, National Development Bank in Sri Lanka, Lietuvos Pastas in Lithuania, Banque du Sud in Tunisia, Indian Oil Corporation, the Cameroon Post as well as GE Money Switzerland and a pilot with GE Money Austria.

The consumer-to-business segment grew revenue 7% to $162 million. The SEPSA acquisition, which added $4 million of revenue in the quarter, marked an important step in the globalization of the consumer-to-business segment.

Fourth quarter operating income of $335 million included incremental expenses related to operating as an independent, stand-alone public company of $9 million. Net income of $217 million benefited from a tax rate in the fourth quarter of 29%, versus the 32% recognized in the first three quarters of the year. The lower tax rate in the quarter was primarily driven by favorable resolution of certain tax matters.

Full Year Results

Revenue for 2006 increased 12% to $4.5 billion and operating income was $1.3 billion. Excluding the Vigo and SEPSA acquisitions, revenue growth was 9%.

The operating margin for the year was 29.3% compared with 31.8% in 2005. Full-year operating margin was primarily impacted by:

•	Ongoing mix shift from the higher margin domestic and Mexico businesses to the faster growing, lower margin international business

•	Completion of the Vigo acquisition in the fourth quarter of 2005, which contributed $141 million in revenue in 2006 and generated a moderate loss

•	$25 million of expenses related to operating as a standalone, independent company

Western Union continues to generate strong cash flow. Cash provided by operating activities was $1.1 billion, slightly higher than expected as a result of the timing of a tax payment which was deferred from 2006 until 2007. Capital expenditures were $202 million. Cash at year end was $1.4 billion and total outstanding debt was $3.3 billion.

During 2006, Western Union repurchased 875,000 shares for $19.9 million at an average cost of $22.79 per share. Under Western Union’s stock buyback program, $980 million is available to repurchase stock through 2008.

2007 Outlook

The company reaffirmed the existing 2007 guidance of revenue growth of 10% to 12% excluding acquisitions and operating income growth in the range of 6% to 9% excluding the impact of incremental public company expenses. This guidance reflects management’s continued expectation that international consumer-to-consumer markets will remain strong, while trends in the U.S. and Mexico money transfer corridors will improve beginning in the second quarter as a result of marketing initiatives and easier comparisons with the prior year.

Incremental revenue from Western Union’s acquisition of SEPSA on December 6, 2006 is expected to add approximately 1 percentage point to revenue growth in 2007. As a result, the company expects 2007 GAAP revenue growth to be between 11% and 13%.

Management continues to expect that operating income will grow between 6% to 9% in 2007 excluding incremental public company expenses, or 3% to 6% on a GAAP basis. Western Union expects GAAP EPS for 2007 of between $1.07 and $1.11. The EPS range includes an estimated $60 to $65 million of incremental public company expenses, an approximately $110 million net expense from interest expense, interest income and other income, a tax rate of approximately 32% and weighted average diluted shares outstanding of approximately 780 to 785 million. Profit and EPS growth are expected to accelerate during the year as investments aimed at improving the domestic and Mexico consumer-to-consumer businesses are more heavily weighted toward the first six months of the year, and as revenue growth trends are anticipated to be stronger in the second half of 2007.

The estimated $60 to $65 million in incremental public company expenses is an improvement from the previously stated range of $65 to $75 million. The reduction in this estimate is the result of increased visibility into the actual expenses required to operate as an independent company and refinements to the original plan.

Cash provided by operating activities is expected to be approximately $900 million. The 2007 cash flow will be impacted by a full year of interest expense, the incremental public company expenses and the deferral into 2007 of the previously mentioned tax payment. Capital expenditures are expected in the range of $200 to $250 million.

Gold added, “I am confident in our ability to deliver on the 2007 financial targets we established last year, which anticipate the Mexico and domestic businesses beginning to improve in the second quarter. We are confident in our action plans and remain committed to investing early in the year to deliver the expected results. Equally important, our international business remains very strong based on the continued growth of global migration, the power of our brand, and the continued growth of our agent network. We enter our first full year as an independent public company more excited than ever about our prospects.”

Non-GAAP Measures

Western Union’s management uses operating income growth excluding the impact from incremental public company expenses and revenue excluding acquisitions which are non-GAAP measures, as they provide a more meaningful year-over-year comparison.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the company’s web site at www.westernunion.com.

Investor and Analyst Conference

Western Union will host a conference call and webcast scheduled for 8:00 a.m. Eastern Time on February 1, 2007. During the conference call, Western Union President and CEO Christina Gold will discuss fourth quarter and full-year results, as well as the outlook for 2007. Joining Christina on the conference call will be David Barnes, Executive Vice President of Strategy and Finance; and Scott Scheirman, Executive Vice President and CFO.

To listen to the conference call on February 1 via telephone, dial 800-510-9691 (U.S.) or +1-617-614-3453 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 18333414.

The conference call will also be available via webcast at www.westernunion.com. Registration for the event is required, so please allow at least five minutes to register prior to the scheduled start time.

A replay of the call will be available one hour after the call ends through February 9, 2007 at 5:00 p.m. Eastern Time at 888-286-8010 (U.S.) or +1-617-801-6888 (outside the U.S.). The pass code is 96422645. A webcast replay will be available at www.westernunion.com for the same time period.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains forward-looking statements regarding projected future results. Forward-looking statements include all statements that do not relate solely to historical or current facts, and generally can be identified by the use of words such as “may”, “believe”, “will”, “expect”, “project”, “estimate”, “anticipate”, “plan”, “could”, “would”, “likely”, “intend” or “continue”. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. These factors include, but are not limited to: the impact of our spin-off from First Data Corporation; changes in immigration laws, patterns and other factors related to immigrants; the integration of significant businesses and technologies we acquire and realization of anticipated synergies from these acquisitions; technological changes, particularly with respect to e-commerce; our ability to attract and retain qualified key employees; changes in laws, regulations or industry standards affecting our businesses; changes in foreign exchange spreads on money transfer transactions; changes in the political or economic climate in countries in which we operate; continued growth in the consumer money transfer market and other markets in which we operate at rates approximating recent levels; our ability to compete effectively in the money transfer industry with respect to global and niche or corridor money transfer providers, United States and international banks, card associations, card-based payments providers and a number of other types of competitive service providers; our ability to maintain our agent network; implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements; successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection; successfully managing credit and fraud risks from our agents and from consumers; unanticipated developments relating to lawsuits, investigations or similar matters; catastrophic events; any material breach of security of any of our systems; and other risk factors described from time to time in Western Union’s filings with the SEC.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global money transfer services. Together with its affiliates, Orlandi Valuta and Vigo, Western Union provides consumers with fast, reliable and convenient ways to send and receive money around the world, as well as send payments and purchase money orders. It operates through a network of approximately 300,000 Agent locations in over 200 countries and territories. Famous for its pioneering telegraph services, the original Western Union dates back to 1851. For more information, visit www.westernunion.com.

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THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	Change	2006	2005	Change
Revenues:
Transaction fees	$964.9	$896.7	8%	$3,696.6	$3,354.8	10%
Foreign exchange revenue	175.3	145.0	21%	653.9	531.0	23%
Commission and other revenues	33.0	26.5	25%	119.7	102.1	17%

Total revenues	1,173.2	1,068.2	10%	4,470.2	3,987.9	12%
Expenses:
Cost of services	651.1	595.1	9%	2,430.5	2,118.9	15%
Selling, general and administrative	186.9	159.2	17%	728.3	599.8	21%

Total expenses (b)	838.0	754.3	11%	3,158.8	2,718.7	16%
Operating income	335.2	313.9	7%	1,311.4	1,269.2	3%
Interest expense (b)	(52.3)	(0.4)	(a )	(53.4)	(1.7)	(a )
Interest income	19.4	2.3	(a )	40.1	7.6	(a )
Interest income from First Data, net	—	10.0	(a )	35.7	24.3	(a )
Derivative gains/(losses), net	0.6	7.2	(a )	(21.2)	45.8	(a )
Foreign exchange effect on notes receivable from First Data, net	—	4.7	(a )	10.1	(5.9)	(a )
Other income, net	3.6	0.5	(a )	12.4	4.8	(a )

Total other (expense) / income	(28.7)	24.3	(a )	23.7	74.9	(a )

Income before income taxes	306.5	338.2	-9%	1,335.1	1,344.1	-1%
Provision for income taxes	89.3	104.3	-14%	421.1	416.7	1%

Net income	$217.2	$233.9	-7%	$914.0	$927.4	-1%

Earnings per share:
Basic	$0.28	$0.31	-10%	$1.20	$1.21	-1%
Diluted	$0.28	$0.31	-10%	$1.19	$1.21	-2%
Weighted-average shares outstanding: (c)
Basic	766.2	763.9		764.5	763.9
Diluted	782.3	763.9		768.6	763.9

(a)	Calculation not meaningful

(b)	During 2006, Western Union incurred higher corporate overhead and interest expenses, many of which are recurring, as a result of its separation from First Data. Prior to September 29, 2006, the businesses that comprise Western Union were wholly-owned subsidiaries of First Data.

(c)	For all periods prior to September 29, 2006 (date of spin-off from First Data), basic and diluted earnings per share are computed utilizing the shares outstanding at September 29, 2006.

THE WESTERN UNION COMPANY

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	December 31,
	2006	2005
Assets
Cash and cash equivalents	$1,421.7	$510.2
Settlement assets	1,284.2	914.4
Receivables from First Data, net	—	192.8
Notes receivable from First Data	—	751.5
Property and equipment, net of accumulated depreciation of $213.1 and $183.6, respectively	176.1	82.4
Goodwill	1,648.0	1,618.0
Other intangible assets, net of accumulated amortization of $211.4 and $155.6, respectively	287.7	180.4
Other assets	503.4	342.0

Total assets	$5,321.1	$4,591.7

Liabilities and Stockholders’ (Deficiency)/Net Investment in The Western Union Company
Liabilities:
Accounts payable and accrued liabilities	$554.8	$238.6
Settlement obligations	1,282.5	912.0
Pension obligations	52.9	69.8
Deferred tax liability, net	274.8	248.1
Notes payable to First Data	—	163.5
Borrowings	3,323.5	—
Other liabilities	147.4	147.9

Total liabilities	5,635.9	1,779.9
Stockholders’ (Deficiency)/Net Investment in The Western Union Company:
Preferred stock, $1.00 par value; 10 shares authorized; no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized; 772.0 shares issued at December 31, 2006	7.7	—
Capital deficiency	(437.1)	—
Net investment in The Western Union Company	—	2,873.9
Retained earnings	208.0	—
Accumulated other comprehensive loss	(73.5)	(62.1)
Less: Treasury Stock at cost, 0.9 shares at December 31, 2006	(19.9)	—

Total Stockholders’ (Deficiency)/Net Investment in The Western Union Company	(314.8)	2,811.8

Total Liabilities and Stockholders’ (Deficiency)/ Net Investment in The Western Union Company	$5,321.1	$4,591.7

THE WESTERN UNION COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Year Ended December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$914.0	$927.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	34.8	32.0
Amortization	68.7	47.5
Deferred income tax provision	12.9	24.9
Realized (gain)/loss on derivative instruments	(4.1)	0.5
Other non-cash items, net	47.6	25.8
Increase (decrease) in cash, excluding the effects of acquisitions and dispositions, resulting from changes in:
Other assets	(60.7)	(8.8)
Accounts payable and accrued liabilities	123.2	(17.9)
Other liabilities	(27.5)	(28.6)

Net cash provided by operating activities	1,108.9	1,002.8
CASH FLOWS FROM INVESTING ACTIVITIES
Capitalization of contract costs	(124.1)	(22.5)
Capitalization of software development costs	(14.4)	(7.7)
Purchases of property and equipment	(63.8)	(34.8)
Notes receivable issued to agents	(140.0)	(8.4)
Repayments of notes issued to agents	20.0	—
Acquisition of businesses, net of cash acquired and contingent purchase consideration paid	(66.5)	(349.1)
Cash received/(paid) on maturity of foreign currency forwards	4.1	(0.5)
Purchase of equity method investments	—	(5.4)

Net cash used in investing activities	(384.7)	(428.4)
CASH FLOWS FROM FINANCING ACTIVITIES
Advances from/(to) affiliates of First Data	160.2	(153.2)
Capital contributed by parent in connection with acquisitions	—	369.2
Notes payable issued to First Data	—	400.1
Repayments of notes payable to First Data	(154.5)	(246.5)
Additions to notes receivable from First Data	(7.5)	(504.7)
Proceeds from repayments of notes receivable from First Data	776.2	18.4
Dividends to First Data	(2,953.9)	(417.2)
Proceeds from issuance of borrowings, net of debt issue costs	4,386.0	—
Principal payments on borrowings	(2,400.0)	—
Net proceeds from issuance of commercial paper	324.6	—
Proceeds from net borrowings under credit facilities	3.0	—
Proceeds from exercise of options	80.8	—
Cash dividends to public shareholders	(7.7)	—
Purchase of treasury shares	(19.9)	—

Net cash provided by/(used in) financing activities	187.3	(533.9)
Net change in cash and cash equivalents	911.5	40.5
Cash and cash equivalents at beginning of period	510.2	469.7

Cash and cash equivalents at end of period	$1,421.7	$510.2

THE WESTERN UNION COMPANY

SUMMARY SEGMENT DATA

(in millions)

(unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	Change	2006	2005	Change
Revenues:
Consumer-to-Consumer:
External revenue
Transaction fees	$806.0	$738.2	9%	$3,059.0	$2,724.0	12%
Foreign exchange revenue	174.9	144.6	21%	652.4	529.6	23%
Other revenues	9.0	6.0	50%	33.5	25.6	31%

Total Consumer-to-Consumer:	989.9	888.8	11%	3,744.9	3,279.2	14%
Consumer-to-Business:
External revenue
Transaction fees	149.2	142.2	5%	593.7	565.0	5%
Other revenues	12.9	9.6	34%	42.5	35.2	21%

Total Consumer-to-Business:	162.1	151.8	7%	636.2	600.2	6%
Other:
External revenue	21.2	27.6	-23%	89.1	108.5	-18%
Internal revenue	—	1.3	(a )	0.9	5.2	(a )

Total Other:	21.2	28.9	-27%	90.0	113.7	-21%
Eliminations	—	(1.3)	(a )	(0.9)	(5.2)	(a )

Total revenues	$1,173.2	$1,068.2	10%	$4,470.2	$3,987.9	12%

Operating income:
Consumer-to-Consumer	$272.9	$269.8	1%	$1,069.7	$1,047.9	2%
Consumer-to-Business	57.3	51.8	11%	223.3	220.4	1%
Other	5.0	(7.7)	(a )	18.4	0.9	(a )

Total operating income	$335.2	$313.9	7%	$1,311.4	$1,269.2	3%

Operating profit margin:
Consumer-to-Consumer	27.6%	30.4%	-3 pts	28.6%	32.0%	-3 pts
Consumer-to-Business	35.3%	34.1%	1 pts	35.1%	36.7%	-2 pts
Other	23.6%	-26.6%	(a )	20.4%	0.8%	(a )
Total operating profit margin	28.6%	29.4%	-1 pts	29.3%	31.8%	-3 pts
Depreciation and Amortization:
Consumer-to-Consumer	$22.7	$15.7	45%	$80.6	$54.0	49%
Consumer-to-Business	4.4	4.7	-6%	18.1	19.8	-9%
Other	1.2	1.2	0%	4.8	5.7	-16%

Total depreciation and amortization	$28.3	$21.6	31%	$103.5	$79.5	30%

(a)	Calculation not meaningful

THE WESTERN UNION COMPANY

KEY INDICATORS

(in millions)

(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2006	2005	Change	2006	2005	Change
Transactions
Consumer-to-Consumer	39.6	34.1	16%	147.1	118.5	24%
Consumer-to-Business	69.3	57.9	20%	249.4	215.1	16%
Revenue
Consumer-to-Consumer	989.9	888.8	11%	3,744.9	3,279.2	14%
Consumer-to-Business	162.1	151.8	7%	636.2	600.2	6%

	Three Months Ended December 31, 2006		Year Ended December 31, 2006
	Including Vigo	Excluding Vigo	Including Vigo	Excluding Vigo
Consumer-to-Consumer Transaction Growth
International (a)	23%	21%	29%	24%
Domestic (b)	-7%	-7%	-1%	-2%
Mexico (c)	11%	1%	35%	6%
Consumer-to-Consumer	16%	14%	24%	17%
Consumer-to-Consumer Revenue Growth
International (a)	17%	17%	17%	15%
Domestic (b)	-10%	-10%	-3%	-3%
Mexico (c)	5%	-2%	29%	7%
Consumer-to-Consumer	11%	10%	14%	11%

	Three Months Ended December 31, 2006		Year Ended December 31, 2006
	Including SEPSA	Excluding SEPSA	Including SEPSA	Excluding SEPSA
Consumer-to-Business Transaction Growth	20%	3%	16%	11%
Consumer-to-Business Revenue Growth	7%	4%	6%	5%

(a)	Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada destined for foreign countries and foreign country transactions destined for the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico as reflected in (b) and (c) below.

(b)	Represents all transactions between and within the United States and Canada.

(c)	Represents all transactions to and from Mexico.

THE WESTERN UNION COMPANY

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited)

(in millions)

Western Union believes the following measures provide meaningful information to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business by removing acquisitions from revenue growth and removing incremental independent public company expenses as a result of the spin-off from First Data from operating income to help increase comparability to years where such acquisitions were not included in the financials and incremental independent public company expenses were not incurred. A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures is included below.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2006	2005	Change	2006	2005	Change
Revenue, excluding acquisitions (a)(b)	$1,134.7	$1,044.0	9%	$4,326.1	$3,963.7	9%
Plus Vigo revenue (a)	$34.9	$24.2		$140.5	$24.2
Plus SEPSA revenue (b)	$3.6	$—		$3.6	$—

Revenue (GAAP)	$1,173.2	$1,068.2	10%	$4,470.2	$3,987.9	12%

	Full Year 2007
Revenue growth excluding acquisitions (b)	10%	to	12%
Plus acquisitions (b)	1%	to	1%

Revenue growth (GAAP)	11%	to	13%

	Full Year 2007
Operating income growth, excluding incremental independent public company expenses (c)	6%	to	9%
Less incremental independent public company expenses (c)	3%	to	3%

Operating income growth (GAAP)	3%	to	6%

(a)	Revenue related to the acquisition of Vigo in October, 2005.

(b)	Revenue related to the acquisition of SEPSA in December, 2006.

(c)	Incremental independent public company expenses relate to staffing additions and related costs to replace First Data support, corporate governance, information technology, corporate branding and global affairs, benefits and payroll administration, procurement, workforce reorganization, stock compensation, and other expenses related to being a stand-alone public company as well as recruiting and relocation expenses associated with hiring key management positions new to Western Union, other employee compensation expenses and temporary labor used to develop ongoing processes. These expenses are those in excess of amounts allocated to the company by First Data prior to September 29, 2006 or beyond amounts that the company presumes First Data would have allocated subsequently thereto. The company expects most of these expenses will continue to be incurred in future periods.